EXHIBIT 23.3

                          INDEPENDENT AUDITORS' REPORT ON
                       FINANCIAL STATEMENT SCHEDULE AND CONSENT

          The Board of Directors
          Wireless One, Inc.

               The audits referred to in our report dated March 22, 1996, except as to Note 15 which is as of August 12, 1996, included the related financial statement schedule for the period from February 3, 1993 (inception) through December 31, 1993 and the years ended December 31, 1994 and 1995, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion, on this financial statement schedule based on our audits. In our opinion such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

               We consent to the use of our reports included herein and to the references to our firm under the headings "Experts", "Summary Consolidated Financial and Opertating Data" and "Selected Historical Financial Data" in the prospectus.

                                              KPMG Peat Marwick LLP

          New Orleans, Lousisiana
          September 19, 1996